Exhibit 99.1

FOR IMMEDIATE RELEASE

SB Financial Group, Inc. Announces Mandatory Conversion
of Series A Preferred Shares and Depositary Shares

Defiance, Ohio, December 26, 2019 – SB Financial Group, Inc. (NASDAQ: SBFG) (the “Company”), a diversified financial services company providing full-service community banking, mortgage banking, wealth management, private client and title agency services, today announced the exercise of the Company’s right to convert all of its 6.50% Noncumulative Convertible Perpetual Preferred Shares, Series A (“Series A Preferred Shares”), and all of its Depositary Shares, each representing a 1/100th ownership interest in a Series A Preferred Share, into common shares, no par value, of the Company (“Common Shares”) in accordance with the terms of the Series A Preferred Shares and Depositary Shares. The effective date of the conversion is December 26, 2019 (the “Conversion Date”).

Effective as of the close of business on the Conversion Date, each outstanding Series A Preferred Share will be converted into the right to receive 990 Common Shares, and each outstanding Depositary Share will be converted into the right to receive 0.99 Common Shares based on the current Conversion Price of $10.09276. There are currently 1,412,425 Depositary Shares and 1,412 underlying Series A Preferred Shares issued and outstanding. A total of approximately 1,399,443 Common Shares will be issued as a result of the conversion.  No fractional Common Shares will be issued upon conversion of the Depositary Shares and Series A Preferred Shares; instead, cash will be paid in lieu of any fractional Common Share in an amount equal to the fraction multiplied by $18.49, which is the average closing price of the Common Shares during the previous 30 consecutive trading days.

The Company paid its last dividend on the Depositary Shares (and underlying Series A Preferred Shares) on December 15, 2019.  No further dividends will be accrued, declared or paid on the Depositary Shares or underlying Series A Preferred Shares following the Conversion Date.

“We are extremely proud to complete this journey we started in 2014”, said Mark A. Klein, Chairman, President and CEO. “Upon conversion, our preferred-offering investors will have realized a return of over 90 percent (based on the most recent closing price of the Common Shares prior to the conversion) in addition to earning five years of 6.5 percent dividends on the shares. This conversion will eliminate our preferred dividend and positively impact our ongoing financial position.”

From and after the Conversion Date, all rights of the holders of Series A Preferred Shares and Depositary Shares will cease, except for the right to receive the number of Common Shares, at the applicable conversion ratio set forth above and cash in lieu of fractional shares. Each record holder of Depositary Shares will receive a notice of conversion from Computershare, the Company’s transfer agent and depositary for the Depositary Shares and Series A Preferred Shares, which will include a statement regarding the Common Shares into which the holder’s Depositary Shares are converted, along with payment of any cash in lieu of fractional shares.

About SB Financial Group

Headquartered in Defiance, Ohio, SB Financial is a diversified financial services holding company for the State Bank & Trust Company (State Bank) and SBFG Title, LLC dba Peak Title (Peak Title). State Bank provides a full range of financial services for consumers and small businesses, including wealth management, private client services, mortgage banking and commercial and agricultural lending, operating through a total of 20 offices; 19 in nine Ohio counties and one in Fort Wayne, Indiana, and 25 full-service ATMs. State Bank has seven loan production offices located throughout the Tri-State region of Ohio, Indiana and Michigan. Peak Title provides title insurance and opinions throughout the Tri-State region. SB Financial’s common stock is listed on the NASDAQ Capital Market under the symbol “SBFG”.  SB Financial’s preferred stock is listed on the NASDAQ Capital Market under the symbol “SBFGP”.

In May 2019, SB Financial was ranked #94 on the American Banker Magazine’s list of Top 200 Publicly Traded Community Banks and Thrifts based on three-year average return on equity (“ROE”).

###

CONTACT:

Anthony V. Cosentino

Chief Financial Officer

SB Financial Group, Inc.

419-785-3663

Tyler Deur

Lambert

616-233-0500

tdeur@lambert.com